[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

Exhibit 10.22

loanDepot.com, LLC

26642 Towne Centre Drive

Foothill Ranch, CA 92610

April 8, 2015

Ms. Dawn Lepore

[***]

Re:	Offer

Dear Dawn:

We are very pleased to have offered you a position as an advisor to loanDepot.com, LLC (the “Company”) and as a member of the Board of Directors of an affiliated entity as described below. This Offer Letter (this “Offer”) is effective for all purposes as of May 11, 2015 (the “Effective Date”).

Start Date and Term:	Commencing upon the Effective Date, you will act as an advisor to the Company in connection with an anticipated initial public offering by a Member or a parent of a Member of the Company (the “Offering”). In addition, it is anticipated that following such an offering you will serve as a member of the Board of Directors (the “Board”) of the offering entity (the “Reporting Entity”) until the annual meeting for the year in which your term expires or until your successor has been elected and qualified, subject however, to your prior death, resignation, retirement, disqualification or removal from office.

Committees:	You acknowledge and agree that following the Offering you will be required to serve on one or more of the Audit Committee, Compensation Committee and/or Governance and Nominating Committee of the Board of the Reporting Entity, and that such committee assignments will be as agreed between you and the Reporting Entity, and that you will be compensated for service on any committee as provided herein.

Cash Compensation:	In consideration of your services as an advisor to the Company prior to the Offering, you will receive a cash retainer equal to $50,000 on an annual basis, to be paid in arrears in equal quarterly installments for the time prior to the Offering that you are engaged as an advisor to the Company. Following the Offering, you will receive a cash retainer equal to $50,000 on an annual basis in consideration of your services as a member of the Board of the Reporting Entity, to be paid in arrears in equal quarterly installments for so long as you remain a member of the Board of the Reporting Entity.

If you serve as Chair of the Audit Committee of the Reporting Entity following the Offering, you will receive as consideration for these services a $20,000 annual cash retainer to be paid in arrears in equal quarterly installments for so long as you remain the Chair of the Audit Committee.

If you serve on the Audit Committee but do not serve as Chair of the Audit Committee, you will receive as consideration for these services a $10,000 annual cash retainer to be paid in arrears in equal quarterly installments for so long as you remain member of the Audit Committee.

If you serve as Chair of the Compensation Committee of the Reporting Entity, you will receive as consideration for these services a $15,000 annual cash retainer to be paid in arrears in equal quarterly installments for so long as you remain the Chair of the Compensation Committee.

If you serve on the Compensation Committees but do not serve as Chair of the Compensation Committee, you will receive as consideration for these services a $7,500 annual cash retainer to be paid in arrears in equal quarterly installments for so long as you remain a member of the Compensation Committee.

If you serve as Chair of the Governance and Nominating Committee of the Reporting Entity, you will receive as consideration for these services a $10,000 annual cash retainer to be paid in arrears in equal quarterly installments for so long as you remain Chair of the Governance and Nominating Committee.

If you serve on the Governance and Nominating Committees but do not serve as Chair of the Governance and Nominating Committee, you will receive as consideration for these services a $5,000 annual cash retainer to be paid in arrears in equal quarterly installments for so long as you remain a member of the Governance and Nominating Committee.

The amount of any cash retainer for any partial year will be based on the number of days of service in such year.

Equity Compensation Grants:	As consideration for your services prior to the Offering, you will receive a one-time grant of 759,992.158 Class X Common Units of the Company, to be subject to vesting and certain other restrictions as set forth in the Unit Grant Agreement, dated May 20, 2015, between you and the Company.

In connection with the Offering, if you are then serving on the Board of the Reporting Entity, you will receive, as consideration for your service as a Director, a one-time equity grant of restricted stock units with an aggregate value of $100,000 (based on the offering price of the Reporting Entity’s common stock for the initial public offering), to be fully vested at the time of grant. This grant shall be made following the Offering in accordance with the Reporting Entity’s applicable compensation program.

Following the Offering and to the extent you continue to serve on the Board of the Reporting Entity, you will receive, as consideration for your continuing service and in accordance with the Reporting Entity’s applicable compensation program, an annual equity grant of restricted stock units with an aggregate value on an annual basis (as measured from the date you last received the more recent of an annual equity grant or the one-time grant described in the paragraph immediately above) of $100,000 (based on the closing price of the Reporting Entity’s common stock on the grant date), to be fully vested at the time of grant and made following the Reporting Entity’s annual stockholder meeting.

Stock Ownership Guidelines:	It is anticipated that, in order to promote long-term alignment of Directors’ and stockholders’ interests, you may be required to hold a certain amount of common stock of the Reporting Entity. Any such amount will be determined by the Company Board (or if determined following the Offering, by the Board of the Reporting Entity), with your advice and participation.

Responsibilities:	As a Director of the Reporting Entity, your duties and responsibilities will be those reasonably and customarily associated with such position, including, without limitation, attendance at all regular and special meetings of the Board of the Reporting Entity and, if you are a member of a committee of the Board of the Reporting Entity, attendance at all regular and special meetings of such committee.

Expenses:	The Company will reimburse you for all reasonable, out-of-pocket costs and expenses incurred by you in connection with attending meetings of the Board of the Reporting Entity and, if you are a member of a committee of the Board of the Reporting Entity, committee meetings.

Confidentiality:	As a condition of this Offer, you will be required to preserve the proprietary and confidential information of the Company and the Reporting Entity and their affiliates and you must comply with the policies and procedures of the Company and Reporting Entity, including entering into a nondisclosure agreement with each of the Company and the Reporting Entity.

This Offer to serve as an advisor to the Company and a member of the Board of the Reporting Entity shall be at the will of you and the Company and the Reporting Entity, as applicable, which means that this relationship can be terminated at any time by either party, or, upon the Offering, the Reporting Entity. You agree the Company and the Reporting Entity will have the right to mention your name and other customary information in press releases and other business documentation as appropriate.

To accept this Offer, please sign the acknowledgment at the end of this letter acknowledging and agreeing to the terms and conditions of your service as an advisor to the Company and a member of the Board of the Reporting Entity.

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Please contact me with any questions regarding the foregoing.

Sincerely,

loanDepot.com, LLC

By:	/s/ Anthony Hsieh
Anthony Hsieh
Chief Executive Officer and Director

ACKNOWLEDGED AND AGREED TO BY:

/s/ Dawn Lepore
Dawn Lepore